EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR COUNTRY OF INCORPORATION

Aaron Investment Company	Delaware
Aaron’s Canada, ULC	Canada
Aaron Rents, Inc. Puerto Rico	Commonwealth of Puerto Rico
99LTO, LLC	Georgia